EXHIBIT 21.1
SUBSIDIARIES OF REGISTRANT
Osteotech, SA is a wholly-owned subsidiary of the Registrant organized under the laws of France.
OST Developpement, SA (“OST”) is a 90% owned subsidiary of the Registrant organized under the laws of France. OST does business under its own name.
Medical Technical Laboratory OsteoCentre Bulgaria EAD (“OCBG”) is a wholly-owned subsidiary of OST organized under the laws of Bulgaria. OCBG does business under its own name.
OST Developpement Australia PTY Limited (“OST Australia”), is a wholly-owned subsidiary of OST organized under the laws of Australia. OST Australia does business under its own name.
Osteotech B.V. is a wholly-owned subsidiary of the Registrant organized under the laws of The Netherlands. Osteotech BV does business under its own name.
Osteotech/CAM Services B.V. (“OCS B.V.”) is a wholly-owned subsidiary of Osteotech B.V. organized under the laws of The Netherlands. OCS B.V. does business under its own name.
HC Implants, B.V. (“HC Implants”) is a wholly-owned subsidiary of Osteotech B.V. organized under the laws of The Netherlands. HC Implants does business under its own name.
Osteotech Implants, B.V. (“Osteotech Implants”), formerly CAM Implants, B.V., is a wholly-owned subsidiary of HC Implants organized under the laws of The Netherlands. Osteotech Implants does business under its own name.
     Osteotech (S) Pte, Ltd. (“Osteotech Singapore”) is a wholly owned subsidiary of the Registrant organized under the laws of Singapore. Osteotech Singapore does business under its own name.